EXHIBIT 4.2
SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of December 17, 2010, among Griffin Industries, Inc. (“Griffin”), a Kentucky corporation and subsidiary of Darling International Inc., a Delaware corporation (the “Issuer”), Craig Protein Division, Inc., a Georgia Corporation and subsidiary of Griffin (together with Griffin, the “Guaranteeing Subsidiaries” and each, a “Guaranteeing Subsidiary”), the Issuer and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Subsidiary Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 17, 2010, providing for the issuance of an unlimited aggregate principal amount of 8.5% Senior Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Subsidiary Guarantor.  Each Guaranteeing Subsidiary hereby agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including Article 10 thereof.

3.           Releases.  The Guarantee of each Guaranteeing Subsidiary shall be unconditionally released and discharged as provided in Section 10.06 of the Indenture.

4.           No Recourse Against Others.  No past, present or future director, officer, employee, incorporator or stockholder of the Issuer or each Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Subsidiary Guarantors (including the Guaranteeing Subsidiaries) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

5.           Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.           Waiver of Jury Trial.  EACH OF THE GUARANTEEING SUBSIDIARIES AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY

LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

8.           Headings.  The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

9.           The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.

10.           Benefits Acknowledged.  The Guarantees of the Guaranteeing Subsidiaries are subject to the terms and conditions set forth in the Indenture.  Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to these Subsidiary Guarantees are knowingly made in contemplation of such benefits.

11.           Successors.  All agreements of the Guaranteeing Subsidiaries in this Supplemental Indenture shall bind their respective successors, except as otherwise provided in Section 10.06 of the Indenture.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GRIFFIN INDUSTRIES, INC.
By
By:	/s/ John O. Muse
	Name:	John O. Muse
	Title:	Executive Vice President, Finance and Administration

CRAIG PROTEIN DIVISION, INC.
By
By:	/s/ John O. Muse
	Name:	John O. Muse
	Title:	Executive Vice President, Finance and Administration

Signature Page to Supplemental Indenture

DARLING INTERNATIONAL INC.
By
By:	/s/ John O. Muse
	Name:	John O. Muse
	Title:	Executive Vice President, Finance and Administration

Signature Page to Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By
By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President

Signature Page to Supplemental Indenture